Contact:
Investor Relations: 408-435-7295, investor_relations@webex.com
Press: Colin Smith 415-977-1912, colin@antennapr.com

WebEx Announces Fourth Quarter
and Fiscal Year 2003 Results

SAN JOSE, Calif., February 3, 2004 —WebEx Communications, Inc. (Nasdaq: WEBX) today announced financial results for the fourth quarter and fiscal year 2003 ended December 31, 2003.

For the fourth quarter of 2003, revenues were $53.9 million, a 34% increase from the fourth quarter of 2002. Net income calculated in accordance with generally accepted accounting principles, or GAAP, was $34.5 million, or $0.76 per diluted share, for the fourth quarter of 2003, as compared to $6.9 million, or $0.16 per diluted share, for the fourth quarter of 2002. In the fourth quarter of 2003, WebEx reduced its valuation allowance and recognized $21.4 million of deferred tax assets related to its remaining net operating loss carry forwards and other items. This resulted in a one-time tax benefit in the fourth quarter of $21.4 million or $0.47 per diluted share. Net income for the fourth quarter of 2003, excluding the one-time tax benefit and equity-based compensation expense and assuming a 40% tax rate, was $0.21 per diluted share, an increase of 91% compared to $0.11 per diluted share in the fourth quarter of 2002.

For the fiscal year 2003, revenues were $189 million, a 35% increase from $140 million in fiscal year 2002. Net income calculated in accordance with GAAP was $59.8 million, or $1.37 per diluted share, for fiscal year 2003 as compared to $16.4 million, or $0.39 per diluted share, for fiscal year 2002. Net income for fiscal year 2003, excluding the one-time tax benefit taken in the fourth quarter and equity-based compensation expense and assuming a 40% tax rate, increased by 125% to $0.63 per diluted share compared to $0.28 per diluted share in fiscal year 2002.

During the fourth quarter of 2003, cash and short-term investments increased to $135 million, up $20 million from the third quarter of 2003. $5 million of this increase represented proceeds from stock issuances under our employee stock plans. Net accounts receivable at December 31, 2003 were $21.4 million, up from $20.3 million at September 30, 2003. Sales reserves remained unchanged during the quarter at $4.6 million. Allowance for doubtful accounts decreased to $2.3 million for the fourth quarter of 2003 from $2.7 million for the third quarter of 2003. Sales reserves and allowance for doubtful accounts are adjusted each quarter based on WebEx’s historical experience over several quarters with collections, write-offs and recoveries.

"Our revenue growth during the year was due to our continued success in new customer acquisitions, increased penetration of our services within existing customers and ongoing focus on operational excellence," said Subrah Iyar, Chairman and Chief Executive Officer of WebEx.

Guidance
The following contains forward-looking guidance regarding WebEx’s financial outlook. Going forward WebEx will provide guidance only on a GAAP basis. Because of the capitalization of the deferred tax asset described above, the tax rate for 2004 will be normalized under GAAP at or near a rate of 40%. Accordingly, the GAAP earnings per share will be comparable to the Non-GAAP earnings per share (which assumed a 40% tax rate) that WebEx has provided for the last several years.

The following statements are based on current expectations.

For fiscal year 2004, WebEx anticipates revenue in the range of $235 to $245 million, an increase from earlier guidance in the range of $225 to $240 million provided on October 16, 2003. For fiscal year 2004, earnings per share calculated in accordance with GAAP are anticipated to be in the range of $0.75 to $0.85, an increase from earlier guidance in the range of $0.60 to $0.75.

For the first quarter of 2004, WebEx anticipates revenues in the range of $56 to $58 million. Earnings per share calculated in accordance with GAAP are anticipated to be in the range of $0.20 to $0.22 for the first quarter of 2004.

Non-GAAP Financial Measures
This press release includes financial measures for earnings per share and net income that have not been calculated in accordance with generally accepted accounting principles (GAAP). These differ from GAAP in that they exclude equity based compensation expense and assume a 40% tax rate, which is different than our actual effective tax rate because of changes in our deferred tax assets described above. WebEx believes that providing these non-GAAP financial measurements is useful to its investors because they provide a consistent basis for comparison of WebEx’s financial condition and results of operations between quarters, which comparison is not influenced by fluctuations in the company's stock price or changes in the Company's effective tax rate. Since WebEx has historically reported non-GAAP results to the investment community, WebEx also believes the inclusion of non-GAAP measurements provide consistency in the company’s financial reporting. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings per share or net income calculated in accordance with GAAP. A reconciliation of these GAAP and non-GAAP financial measures is included in the attached tables.

Conference Call
Management will host the quarterly conference call to discuss the results today February 3, 2004, beginning at 5:00 p.m. EDT. In conjunction with the audio call, there will be a WebEx meeting for the visual part of the presentation. Interested parties may participate in the conference call in one of two ways:

1)  To listen to the conference call via the telephone and join the WebEx meeting, click here http://webex.com/q4_earnings_tele and call 212-346-6580 for the audio, or
2)  To listen to the conference call via the Web and join the WebEx meeting, click here http://webex.com/q4_earnings_int

For those unable to participate in the live call, a replay will be available beginning one hour after the conclusion of the conference call. To replay the recorded WebEx meeting click here http://webex.com/q4_replay or to replay the audio only dial 402-977-9141, and enter code: 21181427.

About WebEx Communications Inc.
WebEx Communications, Inc. is the world’s leading provider of Web communications services. WebEx is used across the enterprise in sales, support, training, marketing, engineering and product design. WebEx meetings simulate the spontaneity and interactivity of face-to-face meetings by allowing users to share presentations, applications, documents and desktop, with full-motion video and integrated telephony. WebEx provides carrier-class services using its MediaTone communications platform deployed over the WebEx MediaTone Network, a high-speed global network specifically designed for real-time Web communications. With its unique information-switching technology, multimedia capabilities and standards-based APIs, MediaTone is the dial tone for Web communications. WebEx Communications is based in San Jose, California and has regional headquarters in Europe and Asia. Please call toll free (877) 509- 3239 or visit http://www.webex.com/ for more information.

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This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by use of the terms anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will, or the negative of those terms or similar expressions. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include, but are not limited to, statements regarding guidance for the first quarter of 2004 and fiscal year 2004 on anticipated revenues and earnings per share. Factors which could contribute to risks and uncertainties include, but are not limited to the failure of WebEx to meet financial expectations, decrease in demand for WebEx services, the failure of WebEx to meet projections in domestic and international direct sales activity, channel sales, customer retention and expense control, failures and interruptions in the software and systems underlying WebEx’s services, the effects of competitive offerings, and the impact of general economic conditions. A fuller discussion of the risks and uncertainties that could affect WebEx Communications, Inc. are more fully set forth in WebEx Communications, Inc.’s filings with the Securities and Exchange Commission, including WebEx’s Form 10-Q filed on November 14, 2003. WebEx Communications, Inc. assumes no obligation to update forward-looking information contained in this press release.

WebEx Communications, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In 000's)

	December 31,	December 31,
	2003	2002

ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$134,635	$68,952
Accounts receivable, net	21,414	19,465
Deferred tax assets	14,623	-
Prepaid expenses and other	2,505	2,694

Total current assets	173,177	91,111

Property & equipment, net	19,275	21,563
Other assets	2,235	1,650
Deferred tax assets	6,809	-

Total assets	$201,496	$114,324

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,648	$5,923
Accrued liabilities	18,953	10,543
Deferred revenue	9,648	8,734
Income tax payable	2,353	515
Current portion of capital lease obligation	-	489

Total current liabilities	35,602	26,204

Stockholders' equity:
Common stock	42	41
Additional paid-in capital	213,276	197,115
Accumulated deficit	(48,923)	(108,725)
Deferred equity-based compensation	(74)	(1,092)
Accumulated other comprehensive income	1,573	781

Total stockholders' equity	165,894	88,120

Total liabilities and stockholders' equity	$201,496	$114,324

WebEx Communications, Inc.
Unaudited Condensed Consolidated Statement of Operations
(In 000's - except per share amounts)

	QTD		YTD
	December 31,		December 31,
	2003	2002	2003	2002

Total net revenues	$53,860	$40,293	$189,341	$139,861

Total cost of revenues	8,761	6,821	31,798	25,064

Gross profit	45,099	33,472	157,543	114,797

Operating expenses:
Sales and marketing	18,913	15,908	74,249	58,026
Research and development	6,621	6,317	24,769	22,788
General and administrative	4,114	3,825	13,575	14,447

Total operating expenses
before equity-based compensation	29,648	26,050	112,593	95,261

Operating income
before equity-based compensation	15,451	7,422	44,950	19,536

Equity-based compensation	547	507	1,849	2,966

Operating income
including equity-based compensation	14,904	6,915	43,101	16,570

Other income, net	143	239	1,074	339

Income before income tax	15,047	7,154	44,175	16,909

Income tax benefit (expense)	19,414	(214)	15,627	(514)
Net income	$34,461	$6,940	$59,802	$16,395

Net income per share
Basic	$ 0.81	$ 0.17	$ 1.44	$ 0.41
Diluted	0.76	0.16	1.37	0.39

Shares used in per share calculations
Basic	42,440	40,396	41,554	39,687
Diluted	45,538	42,772	43,619	42,351

WebEx Communications, Inc.
Reconciliation of net income before income tax as reported and net income excluding equity-based compensation
(Unaudited) (in 000's - except per share amounts)

	QTD	YTD
	December 31, 2003	December 31, 2003

Income before income tax as reported	$15,047	$44,175

Add back equity-based compensation	547	1,849

Deduct income taxes (note 1)	(6,238)	(18,410)

Net income excluding equity-based compensation	$9,356	$27,614

Net income excluding equity-based compensation per share
Basic	$ 0.22	$ 0.66
Diluted	0.21	0.63

Shares used in per share calculations
Basic	42,440	41,554
Diluted	45,538	43,619

WebEx has consistently provided this measurement in press releases reporting earnings per share because this measurement provides a consistent basis for comparison between quarters, which is not influenced by fluctuations in the company's stock price or changes in the company's effective tax rate, and which therefore is useful to investors.

Note 1
Income taxes is calculated by applying a 40% effective tax rate to pre-tax income, excluding equity-based compensation. The 40% effective tax rate is based on combined US federal and state statutory tax rates. The company's actual tax rate can differ from the statutory rate because of changes in deferred tax valuation allowance, the effect of income taxed in foreign jurisdictions, tax credits and other items.